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                                                                  EXHIBIT 10(s)


[LIBERTY CAPITAL GROUP, INC. LETTERHEAD]




To:       Mr. Dave Johnston
From:     Jay Allen Greig
Date:     July 10, 1997
Re:       Proposal for Public Relations


     Whereas: Computerized Thermal Imaging Inc (CTI) is seeking the services of a Public Relations firm to locate interest from the investment community.

     Whereas: Liberty Capital Group Inc (Liberty Capital) is a Public Relations firm offering its services to CTI.

     Therefore the following proposal and contracted agreement between these two parties the following: Liberty Capital will organize, manage and maintain an active presence in the market of CTI stock via a Public Relations campaign aimed at increasing shareholder value and raising the awareness of investors on CTI stock. The specific plan is outlined below:

Goals

     A.   Locate interest from retail brokers.
     B. Locate interest from private equity investors both domestically and abroad.
     C. Locate research support and interest from Investment Banking, Institutional, Retail and Wholesale equity firms domestically and in Europe.
     D. Locate news following via Internet, Newsletter, Newsgroup and Financial publications both on Television and in print.
     E. Introduce CTI to these groups in a manner which will bring the market to bear on the public stock of the company.

Target Audience

     Brokers-       US Small Cap speculators and Health Care investors-
                    7,500 total
     Researchers-   Analysts and research groups who follow Health Care and
                    small cap stocks-478 total
     Funds-         Fund Managers and equity funds who invest in Health Care and small cap stocks- 72 total
     News Group-    Newsletters and Internet news groups who invest in Health
                    Care or small cap stocks- 584 total
     Individuals-   Small cap speculators and Health Care providers-
                    172,987 total
     Hot Lines-     health Care and small cap fax, e-mail and phone Hot Lines.
                    27 total

Strategy

     Liberty Capital will use a combination of Media, Telemarketing, Internet exposure and word of mouth to increase the awareness of your companies existence in the public marketplace. Once this awareness is present, Liberty Capital will create groups of interested parties to meet with and explore investment options with CTI.

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     Through Telemarketing and a combination of fax, E-mail and mail, Liberty
Capital will penetrate the retail market to increase the interest level from equity stock buyers both in the private sector and in the brokerage industry. This campaign will occur in selected cities and those cities will be covered completely until maximum benefit is obtained. Road shows will be organized with CTI either through Liberty Capital or through another firm specializing in these shows in that city.

     Newsletter and research support will be acquired to build up the credibility of the company and its stock value. These reports will be distributed to other news agencies to increase their interest level.

     Brokerage house sponsorship will be sought to increase the support in the public market. These brokerage houses will not be paid for their support but will instead support of their own free will. There is no guarantee that these houses will continue to support long term. It is hoped that with continued good news and a strong retail interest provided by Liberty Capital and the continued news presence will provide these firms with justification for their support.

B. Methodology

     1) Blanket a chosen city area of individuals and brokers with telemarketing, faxing and e-mail.
     2) Advertise in local newspapers and financial circulars for the company to increase the awareness in the area for the name Computerized Thermal Imaging.
     3) Blanket the brokerage houses in the area with telemarketing, faxing and mailing to increase the following there and pave the way for the individuals to buy.
     4) Locate Research and analyst support from several houses in the area to use as reference for researches in other geographic locations and to provide support in the local market.
     5) Initiate conversations with newsletters to begin the process of following the company.
     6) Gain access to Television coverage by targeting the local news shows and developing news story tapes which they can use as fillers for special interest stories.
     7) Use the Internet as a forum for investors to gain more information about CTI and as a funnel for interested investors.
     8) Coordinate with road shows in the local area to maximize the time in those cities.
     9) These actions will stimulate interest in that area so the local retail brokers will begin to have name recognition and broad support will ensue.

Reporting

     1) Liberty Capital will report their activities at the end of each month in a letter which will outline the effectiveness of actions taken both on the lead count, shareholder base and share volume/price. This should not be construed as in any way guaranteeing a higher price on the shares of CTI but only that interest in the market can effect price volume movements whether positive or negative in nature.
     2) CTI will report any action they have taken with respect to the shareholders. All DTC slips will be sent to Liberty Capital so that monitoring of the stock can begin in earnest.
     3) All shareholder or potential shareholders received by CTI while under contract with Liberty Capital will be turned over to Liberty Capital so they may be followed up on in accordance with the strategy as set forth by Liberty Capital.
     4) CTI and CTI's securities counsel must co-sign on any and all information published by Liberty Capital about CTI.
     5) Liberty Capital will outline its campaign for the next quarter in a letter to CTI not less than 5 days prior to the next quarters payment. This letter will outline the strategy, advertising areas and media to be used to effect the campaign for that quarter.

Items required by Liberty Capital

     1) The complete shareholder list as it sits now. The list may be more easily transferred if it is on a computer disk. If a database program is used, the full version of that program should accompany the disk so Liberty Capital may effect the transfer to the Liberty Capital software system. If the


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          database is on paper please photocopy the list and send the photocopy to Liberty Capital and we will manually input all the names.
     2) 5 Full Due Diligence packages on CTI to that Liberty Capital may have them on file. One of these packages will be converted to a computerized version so that we may place it on the Internet for investors to download.
     3)   The names and addresses of the current Securities Counsel to CTI.
     4) Securities backgrounds on all principals and major shareholders of CTI in the event that part history of one of those shareholders may hamper Liberty Capitals efforts.
     5)   History of any lawsuits filed against CTI in its history.

Acceptance

     1) Liberty Capital hereby agrees to the above mentioned covenants and will, to the best of its ability, represent Computerized Thermal Imaging in the marketplace and in the Business world as befits their status and corporate image.
     2) Liberty Capital makes no representations outside of what is specified herein and does not guarantee a price level for CTI stock. Any representations made outside of this contract should not be relied on.
     3) CTI agrees that they will abide by this contract and will represent Liberty Capital, to the best of their abilities, in the marketplace and in the business world as befits the corporate image of Liberty Capital.
     4) CTI agrees that no representations outside of what has been laid down here are relied upon and as such they are null and void.
     5) CTI agrees that payment will be forthcoming and that withholding of payment is a breach of this contract and as such will be subject to the termination of this contract and the assessment of damages.

Breaches of Contract

     1) This contract is entered into for the purpose of creating more value for CTI and Liberty Capital. Thus the atmosphere of this contract must by nature be cooperative.
     2) All disputes arising out of this contract will be handled through arbitration in the city of Bellingham by a legal arbitration firm to be chosen by Liberty Capital. Payment for arbitration services will be paid by the losing party involved.
     3) No lawsuits of any kind shall issue forth from a breach of this contract in any courts anywhere in the world. Both parties agree that a fair and reasonable settlement will occur through arbitration.

Projections

     Liberty Capital can effect short term buying within a few weeks of engagement. This buying is a short term fix and the real interest will come after the initial three month period is up. The time lag is due to the speed at which contacts can be made, serviced, engaged in useful conversations regarding CTI and positioned for maximum benefit to CTI and its shareholders. This does not mean that no response will be received in the first few months. On the contrary, Liberty Capital expects to see a good deal of interest as long as the original advertising sources and the brokerage community respond to our prompts.

     It is not a wise decision to put short term restrictions on a program such a this. Liberty Capital must feel as comfortable with CTI as CTI feels with Liberty Capital. Liberty Capital has risk associated with taking on the responsibilities of handling Public Relations for CTI. The risks can be classified as terminal and non terminal risks.

     Terminal risks include the loss of relationships with brokerage house or key investment advisors due to actions taken by the company. This loss would hinder Liberty Capital in it's future contracts. Also terminal would be the loss of credibility in the marketplace from newsletters, newsgroups, editors and media sponsors. These losses could result in million of lost dollars due to bad decision making on the part of the management of the company.


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     Non Terminal losses would include the damage that a flat campaign would cause from having too many restrictions placed on Liberty Capital's personnel.
A flat campaign is caused by not having the dynamic ability to move within the investment community or the media to effect coverage for CTI. This damage would cause Liberty Capital to lose its profit or to lose the ability to effect any movement of interest due to inherent barriers put in place by the contracting of this campaign. The loss of opportunity that Liberty Capital would face is also of relevance to damages in the event of a flat or cancelled campaign.

Value for CTI

     CTI will gain value from the presence of Liberty Capital's representatives and our expertise in negotiation for support in the investment community. Liberty Capital brings years of experience and one of the largest databanks of contacts anywhere in the world (475,000 contacts). Corporate consulting and financing expertise brought to the table will help CTI to bring capital to the company to expand into a operating capability.

     CTI will receive a database at the end of this contract which includes all of the investors Liberty Capital has located for CTI. This database will be on a disk and can be maintained wither by CTI or Liberty Capital will maintain it for a small secretarial fee each month dependent upon how much data entry is done ($10.00 per hour).

Payment

     Total cost for a complete campaign will be $150,000 and does not include a profit level for Liberty Capital. Liberty Capital will require an option position on 300,000 shares of CTI to be set at the current price level but subject to the following restrictions:
          100,000 shares will be exercisable when the stock price hits $2.00 per share.
          100,000 shares will be exercisable when the stock price hits $3.50 per share.
          100,000 shares will be exercisable when the stock price hits $5.00 per share.

     Payment shall be lodged in an account to be named and will be jointly administered by both Liberty Capital and CTI or their assigns. There will be two signatures required for any funds to be removed from the account.

     Payment schedules will be as follows: $50,000 will be made available immediately to Liberty Capital for the kickoff of the contract. The next payment will be made on November the 1st, 1997, or the next business day, and will consist of 1/3 of the remaining value for the account. The third payment will be made on February the 1st, 1998, and will consist of another 1/3 of the value of the account. The final payment will be made on the 1st. of May, 1998, and will consist of the remaining portion of the account.

Terms

     This contract is for a 1 year time period from the date of signing. All parties involved will be required to sign off and at least one senior member of CTI must sign (CEO, President or COO). Any and all news or information not already public and created by Liberty Capital for this campaign shall be signed off on by that same CTI officers. It is therefore proper to have two CTI officers sign the contract in the event that one officer is replaced or in the event of the death of one officer.

     This contract will be administered by the Better Business Bureau of Washington in Bellingham, WA. All disputes and contract interpretations will be arbitrated through the Better Business Arbitration dispute center. In the event that monetary damages are assessed those damages can be paid in stock equivalent to the value plus a 20% premium or in US dollars cash. Should a judgement be deemed for Liberty Capital then the full cost of this contract will be held as damages to Liberty Capital Group Inc. Upon signing, both parties agree to abide by these covenants and payment shall issue forth not more than 10 business days after signing.

David Johnston  /s/ David B. Johnston        Date   7-10-97
               ----------------------------        -----------------
Witness
Printed Name      Tracy Murphy               Phone   503-293-4311
               ----------------------------        -----------------

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Signature      /s/ Tracy Murphy              Date   7/10/97
               ----------------------------        -----------------
Signature      /s/ Jay Allen Greig           Date   7/14/97
               ----------------------------        -----------------



Witness
Printed Name   Kalli MacDonald                 Phone   360-398-9678
               ----------------------------        -----------------
Signature      /s/ Kalli MacDonald             Date   7-14-97
               ----------------------------        -----------------
               814 LAKEWAY DR., STE-262 BELLINGHAM, WA 98226. 1-360-676-6586,
               1-360-676-6580 FAX.  www.libertycap.com/Liberty, E-mail Liberty
               @nas.com


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